Exhibit 10.2

BLYTH, INC.
RETENTION AND SEVERANCE AGREEMENT

THIS RETENTION AND SEVERANCE AGREEMENT (this “Agreement”), made and entered into as of December 17, 2010, by and between Blyth, Inc., a Delaware corporation (the “Company”), and Anne M. Butler, an individual residing at 19 Juniper Drive Kingston, MA 02364 (the “Executive”).

WHEREAS, the Company considers it essential to its best interests to foster the continued employment of key management personnel; and

WHEREAS, the Company has determined to take appropriate steps to reinforce and encourage the continued attention and dedication of key management personnel to their assigned duties.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Company and the Executive hereby agree as follows:

1. Definitions.

(a) “Award” shall mean any award of restricted stock units or performance-based cash awards, or any other awards made to the Executive under any of the Company’s Plans.

(b) “Base Salary” shall mean the Executive’s annual salary.

(c) “Cause” shall mean any of the following:

(i) the Executive is convicted of, or pleads guilty or nolo contendere to, a felony involving moral turpitude;

(ii) the Executive’s commission of embezzlement or fraud against the Company;

(iii) the Executive engages in willful neglect or willful misconduct in carrying out his or her duties to the Company resulting, in either case, in material harm to the Company, unless the Executive believed in good faith that such act or nonact was in the best interests of the Company; or

(iv) the Executive’s willful failure to perform his or her duties to the Company, or the Executive’s willful material breach of Section 6 of this Agreement or of the Company’s Code of Conduct.

The Company may not terminate the Executive’s employment for Cause unless it provides the Executive with thirty (30) days prior written notice of such termination, such notice to spell out in reasonable detail the grounds upon which such purported termination for Cause is based, and allows the Executive thirty (30) days to cure such grounds.  The thirty (30) day notice and cure period will not be required if no cure is possible.

(d)  “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e) “Date of Termination” shall mean the date of termination of the Executive’s employment with the Company.

(f) “Good Reason” shall mean, the occurrence, without the Executive’s prior written consent, of any of the following:

(i) A material reduction in the Executive’s Base Salary, target bonus as a percentage of Base Salary or target long-term incentive award other than as part of a one-time across-the-board reduction applicable to all employees of 12.5% or less, or the termination or material reduction of any material benefit applicable to the Executive;

(ii) A material diminution in the Executive’s title, duties or authority or reporting relationship, or the assignment to the Executive of duties which are materially inconsistent with the Executive’s position;

(iii) The relocation of the Company’s principal office, or the Executive’s own office location, more than 20 miles further from the Executive’s principal residence; or

(iv) The failure of the Company to obtain the assumption in writing of its obligation to the Executive under this Agreement by any successor to all or substantially all of the assets of the Company prior to a merger, consolidation, sale or similar transaction.

The Executive may not terminate the Executive’s employment for Good Reason unless the Executive provides the Company with thirty (30) days prior written notice of such termination, such notice to spell out in reasonable detail the grounds upon which such purported termination for Good Reason is based, and allows the Company thirty (30) days to cure such grounds if such cure is possible.

(g) “Plans” shall mean the Company’s Amended and Restated 2003 Omnibus Incentive Plan and each of the Company’s annual Long Term Incentive Plans thereunder.

(h) “Prior Bonus” shall mean the average bonus paid to the Executive under the Company’s Management Performance Incentive Program for the five most recent years.

2. Entitlement Upon Termination By The Company Without Cause Or By The Executive For Good Reason.

In the event of a termination of the Executive’s employment either (i) by the Company without Cause or (ii) by the Executive for Good Reason, the Executive shall be entitled to the following:

(a) the Executive’s Base Salary through the Date of Termination; any annual or discretionary bonuses earned but not yet paid to the Executive for any fiscal year prior to the year in which the Date of Termination occurs; and reimbursement of any reimbursable business expenses incurred by the Executive through the Date of Termination but not yet paid to the Executive, in each case within thirty (30) days after the Date of Termination;

(b) payment, in twenty-four consecutive monthly installments commencing on the last day of the month containing the Date of Termination and on the last day of each month thereafter, of a severance amount equal to 200% of the sum of the Executive’s Base Salary and Prior Bonus (determined without regard to any reduction in Base Salary constituting Good Reason); provided, however, that if the Date of Termination occurs within two years after the date of a Change in Control, the payment pursuant to this Section 2(b) shall instead be made in a lump sum within thirty (30) days after the Date of Termination; and provided, further, that if a Change in Control occurs following the Date of Termination, any remaining unpaid installments of severance hereunder shall accelerate and become payable in a lump sum immediately upon the date of such Change in Control;

(c) payment, at the time annual bonuses are paid to employees generally but no later than April 15th of the next fiscal year, of a pro rated annual bonus in an amount equal to the annual bonus the Executive would have received under the Company’s Management Performance Incentive Program if the Executive had been employed on the date such bonuses are paid, based on any applicable performance conditions, multiplied by a fraction the numerator of which is the number of days in the fiscal year upon which such bonus is based through the Date of Termination, and the denominator of which is 365.

(d) (i) immediate vesting of all unvested Awards and, subject to clause (iii) below, payment with respect to such Awards at the time(s) specified in the Plans as if the Executive’s employment had not terminated unless such Awards specify a payment date in the event of termination; (ii) pro rata vesting, based upon a fraction the numerator of which is the lesser of (x) the number of days from the start of the fiscal year of the Company upon which any as yet ungranted Award under any of the Plans is based through the Date of Termination, or (y) 365, and the denominator of which is 365, of the Award that the Executive would have received under such Plan had he been employed on the date such Award is earned and determined, based upon any applicable performance conditions, and, subject to the clause (iii) below, payment with respect to any such Award at the time(s) specified in such Plans as if the Executive’s employment had not terminated unless such Awards specify a payment date in the event of termination; and (iii) notwithstanding clauses (i) and (ii) above and notwithstanding any contradictory language in any Plan or agreement adopted after the date hereof, payment of any Awards that the Executive is entitled to receive pursuant to this Section 3(c) with respect to any annual Plan adopted after the date of this Agreement shall be made within thirty (30) days after the later of (x) the Date of Termination or (y) the date the amount of the Executive’s Award has been earned and determined based upon any applicable performance conditions;

(e) payment of outplacement assistance expenses in an amount up to $50,000, through a provider selected by the Executive, until the Executive obtains comparable full-time employment; and

(f) continued participation, on the same terms, in all health insurance plans or programs in which the Executive was participating on the Date of Termination for a period of twenty four (24) months after the Date of Termination or, if earlier, until the date that the Executive obtains comparable coverage from a subsequent employer; provided, however, that if the Executive is precluded from continuing such participation, the Company shall instead pay to or on behalf of the Executive, monthly in advance, an amount which, after deduction all applicable taxes imposed on such payment, is equal to the cost of obtaining comparable coverage during such period.

(g) For purposes of this Section 2, a “Change in Control” shall mean any of the following:

(i) a merger, consolidation or similar transaction involving the Company where the Company is the surviving entity unless the stockholders of the Company immediately prior to such transaction own, by reason of their ownership of stock in the Company prior to such transaction, at least fifty percent (50%) of the voting power of the Company’s stock immediately after such transaction;

(ii) a merger, consolidation or similar transaction involving the Company where the Company is not the surviving entity or a sale of assets of the Company if, in any such transaction, there is a “change in a substantial portion of the Company’s assets”, within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vii);

(iii) any “person”, as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, becomes a “beneficial owner”, as such term is used in Rule 13d-3 promulgated under that Act, of more than 50% of the Company’s voting stock; or

(iv) a majority of the members of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election was not endorsed by a majority of the Company’s Board of Directors before the date of appointment or election.

Notwithstanding the foregoing, no event will constitute a Change in Control hereunder unless it constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets within the meaning of Treasury Regulation Section 1.409A-3(i)(5).

(h) The Executive shall not be entitled to benefits under this Agreement in the event the Executive’s employment is terminated by the Company for Cause or the Executive resigns without Good Reason.

3. No Mitigation or Offset.  The Company agrees that if the Executive’s employment with the Company terminates, the Executive shall not be obligated to seek other employment or to attempt to reduce any amount payable to the Executive under this Agreement.  Further, no payment hereunder shall be reduced by any compensation earned by the Executive as the result of employment by a subsequent employer or otherwise.

4. Golden Parachute Excise Tax.  The Company, at its sole expense, shall cause its independent certified public accountants (the “Accountants”) to promptly review all payments, distributions and benefits that have been made to or provided to, and are to be made to or provided to, the Executive under this Agreement and any other agreement or plan or program of the Company, to determine the applicability of Code Section 4999 thereto.  If the Accountants determine that (i) any such payments, distributions or benefits (the “Original Payment(s)”) are subject to excise tax under Code Section 4999,  and (ii) the amount of the Original Payment(s), reduced by all federal, state and local taxes applicable thereto, including the excise tax imposed pursuant to Code Section 4999, is less than the amount the Executive would receive, after all taxes, if the Executive was paid only three times his or her Base Amount (as such term is defined in Code Section 280G(b)(3)) less $1.00, then, at the Executive’s request, the payments to be made to the Executive under this Agreement which would otherwise be treated as “parachute payments” under Section 280G(b)(2) of the Code shall be reduced to an amount which, when added to the aggregate of all other such parachute payments to the Executive, will make the total amount of such payments equal to three times his or her Base Amount less $1.00.  The Accountants shall perform the calculations in conformance with the provisions of this Section 5, and shall provide the Executive with a copy of their calculations.

5. Section 409A.

(a) If and only to the extent that any payment or benefit under this Agreement, is determined to constitute “non-qualified deferred compensation” subject to Code Section 409A, then it is intended that such non-qualified deferred compensation be administered and paid in order to comply with all of the rules of Code Section 409A, and notwithstanding anything in this Agreement to the contrary: (i) if such payment or benefit is described in Section 3, such payment or benefit shall be made or provided to the Executive only upon or with reference to a “separation from service” as defined for purposes of Code Section 409A under Treasury Regulation 1.409A-1(h), and (ii) if the Executive is a “specified employee” (within the meaning of Code Section 409A(a)(2)(B)(i) of the Code, as reasonably determined by the Company) on the Date of Termination and, to the extent the Company reasonably determines that an amount or other benefit that is payable under this Agreement on account of the Executive’s separation from service (other than as a result of the Executive’s death) fails to qualify for any of the exemptions from the definition of nonqualified deferred compensation available under Section 1.409A-1(b) of the Treasury Regulations and constitutes nonqualified deferred compensation that will subject the Executive to “additional tax” under Code Section 409A(a)(1)(B) with respect to the payment of such amount or the provision of such benefit if paid or provided at the time specified in this Agreement, then the payment or provision thereof shall be postponed to the first business day after the six-month anniversary of the date of the Executive’s separation from service or, if earlier, the date of the Executive’s death (the “Delayed Payment Date”).  In the event that this Section 6(a)(ii) requires a delay of any payments, such payments shall be accumulated and paid in a single lump sum on the Delayed Payment Date.

(b) In the event, and to the extent that, the provision or reimbursement of costs incurred in connection with any post-termination welfare benefits provided under this Agreement results in the deferral of compensation within the meaning of Section 409A because the benefits are outside the scope of Section 1.409A-1(b)(9)(v) of the Treasury Regulations and result in the deferral of compensation within the meaning of Section 409A of the Code, then the reimbursement or provision of such benefits shall be subject to the requirements of Section 1.409A-3(i)(1)(iv) of the Treasury Regulations, and (1) reimbursements or benefits shall be provided only during the applicable period specified in the Agreement, (2) the amount of expenses eligible for reimbursement or the benefits provided in kind during a particular calendar year shall not affect the expenses eligible for reimbursement or the in kind benefits to be provided in any other calendar year, (3) the reimbursement of any eligible expense shall be made on or before December 31 of the year following the year in which the expense was incurred provided reasonable documentation of such expense is submitted to the Company within ninety (90) days after the date any such expense was incurred, and (4) the Executive’s right to reimbursement or the provision of in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(c) If the Executive is entitled to a payment within a period following an event as permitted by Section 409A of the Code, the Executive will have no right to designate the taxable year of payment.

6. Restrictive Covenants.

(a) Prior to the Date of Termination and for a period of twenty-four months thereafter, the Executive shall not directly or indirectly through another person or entity (i) induce or attempt to induce any employee of the Company or its subsidiaries to leave the employ of the Company or its subsidiaries, or in any way interfere with the relationship between the Company or its subsidiaries and any employee thereof, or (ii)  induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or its subsidiaries to cease doing business with the Company or its subsidiaries, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or its subsidiaries.

(b) Prior to the Date of Termination and for a period of twenty-four months thereafter, the Executive shall not accept employment with or perform services for any (i) party plan direct selling company with twenty percent or more of its annual sales relating to candles or home fragrance products or (ii) one to one direct selling company with twenty percent or more of its annual sales relating to weight management, energy drinks or nutritional supplement products.

(c) The Executive acknowledges that all Confidential Information shall at all times remain the property of the Company.  For purposes hereof, “Confidential Information” means all information including, but not limited to, proprietary information and/or trade secrets, and all information disclosed to the Executive or known by the Executive as a consequence of or through the Executive’s employment, which is not generally known to the public or in the industry in which the Company or its subsidiaries is or may become engaged, about the Company or its subsidiaries’ businesses, products, processes, and services, including, but not limited to, information relating to research, development, computer program designs, computer data, flow charts, source or object codes, products or services under development, pricing and pricing strategies, marketing and selling strategies, purchasing, accounting, sources of supply, customer lists, customer requirements, business methods or practices, training and training programs, and the documentation thereof.  The Executive will safeguard, to the extent possible in the performance of his or her work for the Company, all documents and things that contain or embody Confidential Information.  Except in the course of the Executive’s duties to the Company or as may be compelled by law or appropriate legal process, the Executive will not, during his or her employment by the Company, or permanently thereafter, directly or indirectly use, divulge, disseminate, disclose or publish any Confidential Information, without having first obtained written permission from the Company to do so.

7. Notices.

Any notice or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand, electronic transmission (with a copy following by hand or by overnight courier), by registered or certified mail, postage prepaid, return receipt requested or by overnight courier addressed to the other party.  All notices shall be addressed as follows, or to such other address or addresses as may be substituted by notice in writing:

                                           To the Company:

Blyth, Inc.
One East Weaver Street
Greenwich, CT  06831
Attention: Human Resources Department
Fax: (203) 661-9215

To the Executive:

At the Executive’s residence and facsimile address most recently filed with the Company.

8. General Provisions.

(a) No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver shall be agreed to in writing and signed by the Executive and by a duly authorized officer of the Company.

(b) If any provision of this Agreement shall be determined to be invalid or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

(c) This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of Connecticut, without reference to rules relating to conflicts of law.  The state and federal courts in the State of Connecticut shall have exclusive jurisdiction over any claims arising under this Agreement.

(d) This Agreement contains the sole and entire agreement between the parties relating to the subject matter hereof.

(e) The Company may deduct and withhold from any payments hereunder any amounts that the Company is required to deduct and withhold for any income, employment or excise taxes, whether federal, state or local.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

BLYTH, INC. By: _/s/ Robert B. Goergen Robert B. Goergen Chairman & CEO
_/s/ Anne M. Butler Anne M. Butler